UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Ascend Wellness Holdings, LLC
Pro Forma Consolidated Statement of Operations
(unaudited)
For The Year Ended December 31, 2020

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
This Unaudited Pro Forma Consolidated Statement of Operations (“Unaudited Pro Forma Statement of Operations”) of Ascend Wellness Holdings, LLC (“AWH” or the “Company”) is prepared pursuant to Canadian National Policy Section 32.7 of Form 41-101F1—Information Required in a Prospectus and reflects the following transactions (collectively referred to as the “Transactions”):
•The acquisition of MOCA, LLC (“MOCA”) on August 1, 2020 (the “MOCA Transaction”);
•The acquisition of Chicago Alternative Health Center, LLC and Chicago Alternative Health Center Holdings, LLC (collectively, “Midway”) on December 15, 2020 (the “Midway Transaction”); and
•The investment in MedMen NY, Inc. (“MMNY”) pursuant to a definitive agreement entered into as of February 25, 2021 (“the “MMNY Investment”).
The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2020 gives effect to the Transactions as if they had been consummated on January 1, 2020. An Unaudited Pro Forma Consolidated Balance Sheet as not been prepared as the MOCA Transaction and Midway Transaction are reflected in the audited Consolidated Balance Sheet of the Company as of December 31, 2020, which is included elsewhere in this Prospectus, and the impact of the MMNY acquired assets is not material to the Company’s Consolidated Balance Sheet.
All financial data in Unaudited Pro Forma Consolidated Statement of Operations is presented in thousands of United States Dollars (“USD”) and has been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Unaudited Pro Forma Financial Statements reflect pro forma adjustments to the historical audited consolidated statement of operations of the Company (as described below) after giving effect to the Transactions.
The Unaudited Pro Forma Consolidated Statement of Operations was derived from the following, as presented elsewhere in this Prospectus:
•the audited consolidated financial statements of Ascend Wellness Holdings, LLC as of and for the year ended December 31, 2020 and the related notes prepared in accordance with U.S. GAAP (the “2020 Audited Financial Statements”);
•the audited financial statements of MOCA, LLC as of and for the year ended December 31, 2020 and the related notes prepared in accordance with U.S. GAAP;
•the audited combined financial statements of Chicago Alternative Health Center Holdings, LLC and Affiliate as of and for the year ended December 31, 2020 and the related notes prepared in accordance with U.S. GAAP; and
•the audited financial statements of MedMen NY, Inc. as of and for the year ended December 31, 2020 and the related notes prepared in accordance with U.S. GAAP (collectively, the “Component Statements”).
The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions for which there are firm commitments and for which the complete financial effects are objectively determinable.
The Unaudited Pro Forma Consolidated Statement of Operations is based on preliminary estimates, accounting judgments, and currently available information and assumptions that management believes are reasonable. The notes to the Unaudited Pro Forma Consolidated Statement of Operations provide a detailed discussion of how such adjustments were derived and presented in the Unaudited Pro Forma Consolidated Statement of Operations. The Unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with
“Capitalization,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and the Component Statements and the related notes thereto, included elsewhere in this Prospectus. The Unaudited Pro Forma Consolidated Statement of Operations has been prepared for illustrative purposes only and is not indicative of the Company’s results of operations had the Transactions actually occurred on the date indicated, nor is such pro forma financial information indicative of the results expected in any future period. A number of factors may affect these results.

Ascend Wellness Holdings, LLC
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2020
(Unaudited, Amounts Expressed in United States Dollar Unless Otherwise Stated)

(in thousands)	Ascend Wellness Holdings, LLC	MOCA	Midway	MMNY	Pro Forma Adjustments	Notes	Pro Forma Ascend Wellness Holdings, LLC
Revenue, net	$143,732	$21,626	$11,164	$9,149	$(13,758)	A	$171,913
Cost of goods sold	(82,818)	(11,288)	(7,380)	(4,365)	7,174	B	(98,677)
Gross profit	60,914	10,338	3,784	4,784	(6,584)		73,236

Operating expenses
General and administrative	53,067	6,095	962	13,345	1,278	C, D	74,747
Impairment	—	—	—	18,074	—		18,074
Total operating expenses	53,067	6,095	962	31,420	1,278		92,821
Operating profit (loss)	7,847	4,243	2,822	(26,636)	(7,862)		(19,585)

Other income (expense)
Interest expense	(12,993)	—	—	(1)	(13,843)	E	(26,837)
Other income	7	—	—	—	—		7
Total other income (expense)	(12,986)	—	—	(1)	(13,843)		(26,830)
Loss before income taxes	(5,139)	4,243	2,822	(26,637)	(21,705)		(46,415)
Provision for income taxes	(18,702)	(3,153)	(81)	2,276	1,723	F	(17,937)
Net loss	(23,841)	1,090	2,741	(24,361)	(19,982)		(64,352)
Less: net loss attributable to non-controlling interests	1,599	—	—	—	(4,221)	G	(2,622)
Net loss attributable to Ascend Wellness Holdings, LLC	$(25,440)	$1,090	$2,741	$(24,361)	$(15,761)		$(61,730)

Net loss per unit attributable to Ascend Wellness Holdings, LLC — basic and diluted	$(0.27)						$(0.63)
Weighted-average units outstanding — basic and diluted	95,165				2,370	H	97,535

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

MOCA Acquisition
Effective August 1, 2020 (the “MOCA Agreement Date”), the Company acquired MOCA, a dispensary operator in the Chicago, Illinois area for total consideration of $22,312. The transaction was treated as a business combination under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and MOCA was consolidated as a Variable Interest Entity (“VIE”) between the MOCA Agreement Date and the closing date in December 2020. The business combination is accounted for by applying the acquisition method, whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. A preliminary purchase price allocation has been completed for this acquisition, which is included in Note 4 to the Company’s 2020 Audited Financial Statements, included elsewhere in this Prospectus. The final fair value and purchase price allocation may differ from this preliminary determination.
Midway Acquisition
Effective December 15, 2020 (the “Midway Agreement Date”), the Company acquired Midway for total cash consideration of $28,000, subject to certain adjustments including a customary working capital adjustment. The transaction was treated as a business combination under ASC Topic 805, Business Combinations, and is consolidated as a VIE from the Midway Agreement Date through the final closing date, which is pending the state’s approval of the license transfer. The business combination is accounted for by applying the acquisition method, whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. A preliminary purchase price allocation has been completed for this acquisition, which is included in Note 4 to the Company’s 2020 Audited Financial Statements, included elsewhere in this Prospectus. The final fair value and purchase price allocation may differ from this preliminary determination.
Investment in MMNY
On February 25, 2021, the Company entered into a definitive investment agreement with MedMen Enterprises Inc. (“MedMen”), under which the Company will, subject to regulatory approval, complete an investment of approximately $73,000 in MMNY, a licensed medical cannabis operator in New York. In connection with the investment, and subject to regulatory approval, MMNY will engage the Company’s services pursuant to a management agreement (the “Management Agreement”) under which we will advise on MMNY’s operations pending regulatory approval of the Investment transaction.
Under the terms of the investment, at closing, MMNY will assume approximately $73,000 of MedMen’s existing secured debt, AWH will invest $35,000 in cash in MMNY, and AWH New York, LLC will issue a senior secured promissory note in favor of MMNY’s senior secured lender in the principal amount of $28,000, guaranteed by AWH, which cash investment and note will be used to reduce the amounts owed to MMNY’s senior secured lender. Following its investment, AWH will hold a controlling interest in MMNY equal to approximately 86.7% of the equity in MMNY, and be provided with an option to acquire MedMen’s remaining interest in MMNY in the future. AWH must also make an additional investment of $10,000 in exchange for additional equity in MMNY, which investment will also be used to repay MMNY’s senior secured lender if adult-use cannabis sales commence in MMNY’s dispensaries.
The Company has included the results of MMNY in the Unaudited Pro Forma Consolidated Statement of Operations on the basis of the transaction being a probable acquisition during 2021.

Explanatory Notes
A.The Unaudited Pro Forma Consolidated Statement of Operations was adjusted to exclude $13,758 of revenue reflected in the consolidated results of AWH following the respective agreement dates for MOCA and Midway.
B.The Unaudited Pro Forma Consolidated Statement of Operations was adjusted to exclude $7,174 of cost of goods sold reflected in the consolidated results of AWH following the respective agreement dates for MOCA and Midway.
C.The Unaudited Pro Forma Consolidated Statement of Operations was adjusted to exclude $4,497 of general and administrative expenses reflected in the consolidated results of AWH following the respective agreement dates for MOCA and Midway. The Unaudited Pro Forma Consolidated Statement of Operations was also adjusted to exclude $502 of transaction-related expenses incurred by the Company during the year ended December 31, 2020 that are included in “General and administrative expenses” on the consolidated statement of operations in the Company’s 2020 Audited Financial Statements.
D.The Unaudited Pro Forma Consolidated Statement of Operations was adjusted to include $6,277 of additional incremental amortization of intangible assets as if the Transactions occurred on January 1, 2020.
E.The Unaudited Pro Forma Consolidated Statement of Operations was adjusted to include $13,843 of additional incremental interest expense on transaction-related financing, as if the Transactions occurred on January 1, 2020.
F.The Unaudited Pro Forma Consolidated Statement of Operations was adjusted to exclude $1,723 of income tax expense reflected in the consolidated results of AWH following the respective agreement dates for MOCA and Midway.
G.The Unaudited Pro Forma Consolidated Statement of Operations was adjusted to reflect an estimate of $4,221 of net loss attributable to the non-controlling interests of MMNY, as if that transaction occurred on January 1, 2020.
H.The Unaudited Pro Forma weighted-average units outstanding was adjusted to reflect the incremental units issued to MOCA as if that transaction occurred on January 1, 2020.
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